EXHIBIT 99.1












       _______________________________________________________



               FIRST GEORGIA COMMUNITY CORP.
                      AND SUBSIDIARY

              CONSOLIDATED FINANCIAL REPORT
                     DECEMBER 31, 1997

       _______________________________________________________

            FIRST GEORGIA COMMUNITY CORP.
                   AND SUBSIDIARY


            CONSOLIDATED FINANCIAL REPORT
                   DECEMBER 31, 1997


_________________________________________________________________

                  TABLE OF CONTENTS

                                                            Page

INDEPENDENT AUDITOR'S REPORT ................................1

FINANCIAL STATEMENTS

  Consolidated balance sheets ...............................2
  Consolidated statements of operations .....................3
  Consolidated statements of stockholders'
  equity (deficit) ..........................................4
  Consolidated statements of cash flows ...............5 and 6
  Notes to consolidated financial statements .............7-23






                   INDEPENDENT AUDITOR'S REPORT

__________________________________________________________________

To the Board of Directors
First Georgia Community Corp. and Subsidiary
Jackson, Georgia


     We have audited the accompanying consolidated balance sheets of First Georgia Community Corp. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 1997 and for the period from March 15, 1996, date of inception, to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Georgia Community Corp. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the year ended December 31, 1997 and for the period from March 15, 1996, date of inception, to December 31, 1996, in conformity with generally accepted accounting principles.


                                      /s/ MAULDIN & JENKINS, LLC




Atlanta, Georgia
January 22, 1998

                 FIRST GEORGIA COMMUNITY CORP.
                         AND SUBSIDIARY

                  CONSOLIDATED BALANCE SHEETS
                   DECEMBER 31, 1997 AND 1996
__________________________________________________________________

             Assets                        1997                1996
Cash and due from banks               $ 1,568,017            $ 466,097
Federal funds sold                      4,320,000                    -
Securities available-for-sale           2,029,491                    -

Loans                                   6,117,022                    -
Less allowance for loan losses            (72,000)                   -
     Loans, net                         6,045,022                    -

Premises and equipment                  2,220,331              166,121
Other assets                              150,849              116,206

     Total assets                    $ 16,333,710            $ 748,424

       Liabilities and Stockholders' Equity (Deficit)

Deposits
  Noninterest-bearing demand         $  3,510,170            $       -
  Interest-bearing demand               3,150,132                    -
  Savings                                 303,658                    -
  Time, $100,000 and over                 400,000                    -
  Other time                            1,801,130                    -
     Total deposits                     9,165,090                    -
  Stock subscription deposits                   -              464,600
  Other borrowings                         29,397              365,800
  Other liabilities                        25,562               12,802
     Total liabilities                  9,220,049              843,202

Commitments and contingent liabilities

Stockholders' equity (deficit)
  Common stock, par value $5;
   10,000,000 shares authorized;
   758,458 and 1 issued and
   outstanding, respectively            3,792,290                    5
  Capital surplus                       3,754,816                    5
  Accumulated deficit                    (432,986)             (94,788)
  Unrealized losses on securities
   available-for-sale                        (459)                    -

     Total stockholders'
     equity (deficit)                    7,113,661             (94,778)

     Total liabilities and
     stockholders'
     equity (deficit)                 $ 16,333,710            $ 748,424

See Notes to Consolidated Financial Statements.

                 FIRST GEORGIA COMMUNITY CORP.
                         AND SUBSIDIARY


             CONSOLIDATED STATEMENTS OF OPERATIONS
            YEAR ENDED DECEMBER 31, 1997 AND PERIOD
            FROM MARCH 15, 1996, DATE OF INCEPTION,
                      TO DECEMBER 31, 1996

__________________________________________________________________

                                             1997           1996
Interest income
  Loans                                   $  104,884     $      -
  Taxable securities                           8,727            -
  Federal funds sold                         255,057          461
     Total interest income                   368,668          461

Interest expense
  Deposits                                    46,030            -
  Other borrowings                             6,993        4,522
     Total interest expense                   53,023        4,522

     Net interest income (expense)           315,645       (4,061)
Provision for loan losses                     72,000            -
     Net interest income (expense)
      after provision for loan losses        243,645       (4,061)

Other income
  Service charges on deposit accounts         18,980            -
  Other operating income                      27,131            -
     Total other income                       46,111            -

Other expenses
  Salaries and employee benefits             350,175       81,359
  Equipment and occupancy expenses            70,618            -
  Other operating expenses                   207,161        9,368
     Total other expenses                    627,954       90,727

     Loss before income taxes               (338,198)     (94,788)

Income tax expense                                 -            -

     Net loss                              $(338,198)    $(94,788)

Losses per common share                    $   (0.92)
Weighted average shares outstanding          367,801

See Notes to Consolidated Financial Statements.

                 FIRST GEORGIA COMMUNITY CORP.
                         AND SUBSIDIARY

             CONSOLIDATED STATEMENTS OF CASH FLOWS
            YEAR ENDED DECEMBER 31, 1997 AND PERIOD
            FROM MARCH 15, 1996, DATE OF INCEPTION,
                      TO DECEMBER 31, 1996

__________________________________________________________________

                                                1997                1996
OPERATING ACTIVITIES
  Net Loss                                   $ (338,198)            $(94,788)
  Adjustments to reconcile net loss
   to net cash used in operating
   activities:
    Depreciation                                 29,191                    -
    Amortization of intangibles                   6,230                    -
    Provision for loan losses                    72,000                    -
    Increase in interest receivable             (50,686)                   -
    Increase in interest payable                 16,905                    -
    Other operating activities                  (16,279)            (103,404)

      Net cash used in operating
       activities                              (280,837)            (198,192)

INVESTING ACTIVITIES
  Purchases of securities available-
   for-sale                                  (2,029,950)                    -
  Net increase in Federal funds sold         (4,320,000)                    -
  Net increase in loans                      (6,117,022)                    -
  Purchase of premises and equipment         (2,052,844)            (166,121)

      Net cash used in investing
       activities                           (14,519,816)            (166,121)

FINANCING ACTIVITIES
  Net increase in deposits                    9,165,090                    -
  Net proceeds (repayment) of other
   borrowings                                  (366,960)              365,800
  Net proceeds from sale of common
   stock                                      7,104,443               464,610

      Net cash provided by financing
       activities                             15,902,573              830,410

Net increase in cash and due from
 banks                                         1,101,920              466,097

Cash and due from banks at beginning
 of year                                         466,097                    -

Cash and due from banks at end of year       $ 1,568,017            $ 466,097

                       FIRST GEORGIA COMMUNITY CORP.
                              AND SUBSIDIARY

         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                  YEAR ENDED DECEMBER 31, 1997 AND PERIOD
       FROM MARCH 15, 1996, DATE OF INCEPTION, TO DECEMBER 31, 1996

                                                     Unrealized
                                                     Losses on
                                                     Securities     Total
              Common Stock     Capital  Accumulated  Available-  Stockholders'
            Shares  Par Value  Surplus  Deficit      for-Sale  Equity (Deficit)
Balance,
March 15,
1996
(date of
inception)     -     $   -      $   -   $       -    $    -      $       -

Net loss       -         -          -     (94,788)        -        (94,788)

Issuance
of common
stock           1          5          5          -          -            10

Balance,
December
31, 1996        1          5           5    (94,788)        -        (94,788)

Net loss        -          -           -   (338,198)        -       (338,198)

Redemption
of common
common
stock           (1)        (5)         (5)        -         -           (10)

Issuance
of common
stock       758,458  3,792,290   3,792,290         -        -      7,584,580

Stock
issue
costs             -          -     (37,474)        -        -        (37,474)

Net
change
in
unrealized
losses
on
securities
available-
for-sale           -           -          -         -     (459)         (459)

Balance
December
31, 1997    $758,458  $3,792,290 $3,754,816  $(432,986) $ (459)  $  7,113,661


See Notes to Consolidated Financial Statements.









                    FIRST GEORGIA COMMUNITY CORP.
                            AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF CASH FLOWS
               YEAR ENDED DECEMBER 31, 1997 AND PERIOD
               FROM MARCH 15, 1996, DATE OF INCEPTION,
                         TO DECEMBER 31, 1996

___________________________________________________________________

                                                1997       1996
SUPPLEMENTAL DISCLOSURES
   Cash paid for:
     Interest                                $  36,118    $  3,084

     Income taxes                            $     110    $      -

NONCASH TRANSACTIONS
   Unrealized losses on securities
    available-for-sale                       $     459    $      -

   Finance of premises and equipment
    purchases                                $  30,557    $      -

See Notes to Consolidated Financial Statements.

                    FIRST GEORGIA COMMUNITY CORP.
                           AND SUBSIDIARY

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


__________________________________________________________________


NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Nature of Business

           First Georgia Community Corp. (the Company) is a bank holding company whose business is conducted by its wholly-owned subsidiary, First Georgia Community Bank (the Bank). The Bank is a commercial bank located in Jackson, Butts County, Georgia. The Bank provides a full range of banking services in its primary market area of Butts County and the surrounding counties. The Company commenced its banking operations on September 8, 1997.

      Basis of Presentation

           The consolidated financial statements for 1997 include the accounts of the Company and its subsidiary. Significant intercompany transactions and accounts are eliminated in consolidation. The financial statements for 1996 include the accounts of the Company only.

           The accounting and reporting policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts and disclosures of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

      Cash and Due From Banks

           Cash on hand, cash items in process of collection, and amounts due from banks are included in cash and due from banks.

           The Company maintains amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

      Securities

           Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other debt securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in stockholders' equity. Equity securities without a readily determinable fair value are carried at cost.

           Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

__________________________________________________________________


NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Loans

           Loans are carried at their principal amounts outstanding less unearned income and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding.

           Loan origination fees and certain direct costs of loans are recognized at the time the loan is recorded. Because net loan origination fees and costs are not material, the results of operations are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with generally accepted accounting principles.

           The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. In addition, regulatory agencies, as an integral part of their examination process, will periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

           The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

           A loan is impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

___________________________________________________________________


NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Premises and Equipment

           Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

      Income Taxes

           Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred tax assets and liabilities are recognized for the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax assets or liabilities between periods.

           Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur in the near term.

           The Company and the Bank file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

      Losses Per Common Share

           Losses per common share are computed by dividing net loss by the weighted average number of shares of common stock outstanding. Because only one share was outstanding during 1996, losses per common share for 1996 have not been presented.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

__________________________________________________________________



NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Recent Accounting Pronouncements

           The Financial Accounting Standards Board (FASB) has issued, and the Company has adopted, Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 125 was amended by SFAS No. 127, which defers the effective date of certain provisions of SFAS No. 125 until January 1, 1998. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

           The FASB has issued, and the Company has adopted, SFAS No. 128, "Earnings Per Share". SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15 "Earnings Per Share" and specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock or potential issuable common stock. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator for the basic EPS computation to the numerator and denominator of the diluted EPS computation. SFAS No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. The adoption of this statement did not have a material effect on the Company's financial statements.

           The FASB has issued SFAS No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed in equal prominence with the other financial statements. The term "comprehensive income" is used in the SFAS to describe the total of all components of comprehensive income including net income. "Other comprehensive income" refers to revenues, expenses, gains and losses that are included in comprehensive income but excluded from earnings under current accounting standards. Currently, "other comprehensive income" for the Company consists of items previously recorded directly in equity under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 130 is effective for periods beginning after December 15, 1997.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

___________________________________________________________________


NOTE 2.SECURITIES

              The amortized cost and fair value of securities are summarized as follows:

                                          Gross         Gross
                            Amortized   Unrealized   Unrealized  Fair
                               Cost        Gains        Losses   Value
         Securities
          Available-for
          Sale
    December 31, 1997:
          U.S. Government
           and agency
           securities       $1,999,250  $      625    $  (1,084)  $1,998,791
           Equity
           securities           30,700           -            -       30,700
                            $2,029,950  $      625    $  (1,084)  $2,029,491

         The amortized cost and fair value of securities as of December 31, 1997 by contractual maturity are shown below.

                                             Securities Available-for-Sale
                                                  Amortized    Fair
                                                     Cost      Value
        Due from one year to five years         $1,999,250   $1,998,791
        Equity securities                           30,700       30,700

                                                $2,029,950   $2,029,491

        There were no securities pledged to secure public deposits or for other purposes as of December 31, 1997.
        There were no sales of securities in 1997.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

__________________________________________________________________


NOTE 3.     LOANS AND ALLOWANCE FOR LOAN LOSSES

       The composition of loans is summarized as follows:

                                                         December 31,
                                                          1997
                Commercial                                $ 2,432,000
                Real estate - construction                     57,000
                Real estate - mortgage                      1,346,000
                Consumer instalment and other               2,282,022
                                                            6,117,022
                Allowance for loan losses                     (72,000)
                Loans, net                                $ 6,045,022

                Changes in the allowance for loan losses are as follows:

                                                                                                           December 31,
                                                           1997
               Balance, beginning of year                  $       -
               Provision for loan losses                      72,000
               Loans charged off                                   -
               Recoveries of loans previously
                 charged off                                       -

               Balance, end of year                        $     72,000

                Management has identified no material amounts of impaired loans as defined by SFAS No. 114, ("Accounting by Creditors for Impairment of a Loan").

                The Company has granted loans to certain directors, executive officers, and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1997 are as follows:

                Balance, beginning of year                $         -
                  Advances                                  2,629,430
                  Repayments                                 (20,785)

                Balance, end of year                      $ 2,608,645

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

__________________________________________________________________


NOTE 4.PREMISES AND EQUIPMENT

              Premises and equipment are summarized as follows:

                                                       December 31,

                                                      1997           1996
              Land                                   $   405,265  $      -
              Buildings                                1,398,495         -
              Equipment                                  445,762         -
              Construction in progress                         -   166,121
                                                     $ 2,249,522  $166,121

              Accumulated depreciation                   (29,191)        -
                                                     $ 2,220,331  $166,121

NOTE 5.OTHER BORROWINGS

              Other borrowings consist of the following:


                                                       December 31,

                                                     1997            1996
              Note payable, payable in
                monthly installments of
                $701 including interest
                at 4.80%, collateralized
                by automobile                           $ 29,397  $      -
              Organizational line of credit
                with financial institution,
                repaid in 1997                                 -   310,800
              Noninterest-bearing advances
                from organizers, repaid in 1997                -    55,000
                                                        $ 29,397  $365,800



            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

___________________________________________________________________



NOTE 5.         OTHER BORROWINGS (Continued)

                Advances at December 31, 1997 have maturities in future years as follows:

                Year ending December 31,
                  1998                                 $   7,156
                  1999                                     7,507
                  2000                                     7,876
                  2001                                     6,858
                                                       $  29,397

NOTE 6.     STOCK OPTIONS

       The Company has reserved 15,000 shares of common stock to be granted to the President of the Company at a price of $10. The options may be granted at such time the Company becomes cumulatively profitable.


NOTE 7.     INCOME TAXES

       The components of income tax expense are as follows:

                                                          December 31,

                                                         1997      1996
                Current                                $(24,987)  $(1,381)
                Deferred                                (90,000)  (30,847)
                Change in valuation allowance           114,987    32,228

                    Income tax expense                 $       -  $      -


              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

__________________________________________________________________


NOTE 7.INCOME TAXES (Continued)

              The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                         December 31,
                                  1997                 1996

                         Amount       Percent     Amount       Percent


Income taxes
       at statutory
       rate             $(114,987)     (34)%      $(32,228)     (34)%
         Change in
          valuation
          allowanc        114,987       34          32,228       34

      Income tax
       expense          $       -       - %      $       -       - %

              The components of deferred income taxes are as follows:


                                                           December 31,
                                                       1997         1996

      Deferred tax assets:
       Loan loss reserves                            $     5,299  $      -
       Preopening expenses                               116,488    30,847
       Net operating loss carryforward                    26,368     1,381
       Other                                                 568         -
                                                         148,723    32,228
      Valuation allowance                              (147,215)  (32,228)

                                                           1,508         -

Deferred tax liabilities;
       depreciation                                        1,508         -

      Net deferred taxes                             $         -  $      -

      At December 31, 1997, the Company has available net operating loss carryforwards of $77,553 for Federal income tax purposes. If unused, the carryforwards will expire beginning in 2007.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

__________________________________________________________________


NOTE 8.         COMMITMENTS AND CONTINGENT LIABILITIES

                In the normal course of business, the Company has entered into off-balance-sheet financial instruments which are not reflected in the financial statements. These financial instruments may include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

                The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Company's commitments is as follows:

                                                            December 31,
                                                                1997

     Commitments to extend credit                          $   866,000

                Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment, and personal property.

                Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

                In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management of the Company, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

___________________________________________________________________


NOTE 9.         CONCENTRATIONS OF CREDIT

                The Company originates primarily commercial, residential, and consumer loans to customers in Butts County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas. Seventy-seven percent the Company's loan portfolio is concentrated in commercial and consumer loans. The other significant concentrations of credit by type of loan are set forth in
                Note 3.

                The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the lesser of statutory capital or net assets as defined, or approximately $1,386,000.


NOTE 10.        REGULATORY MATTERS

                The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1997, no dividends could be declared without regulatory approval.

                The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory
                - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1997, the Company and the Bank meet all capital adequacy requirements to which they are subject.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

___________________________________________________________________


NOTE 10.        REGULATORY MATTERS (Continued)

                As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                           To Be Well
                                            For Capital    Capitalized Under
                                            Adequacy       Prompt Corrective
                              Actual        Purposes       Action Provisions

                            Amount   Ratio  Amount   Ratio    Amount    Ratio

                                            (Dollars in Thousands)
Total Capital (to Risk
 Weighted Assets):
  Consolidated              $ 7,121  72.44%  $ 787     8%      $ 983      10%
  Bank                      $ 6,171  62.78%  $ 787     8%      $ 983      10%
Tier 1 Capital (to Risk
 Weighted Assets):
  Consolidated              $ 7,049  71.71%  $ 394     4%      $ 590       6%
  Bank                      $ 6,099  62.04%  $ 394     4%      $ 590       6%
Tier 1 Capital (to
 Average Assets):
  Consolidated              $ 7,049  58.68%  $ 481     4%      $ 601       5%
  Bank                      $ 6,099  50.77%  $ 481     4%      $ 601       5%


              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

_________________________________________________________________


NOTE 11.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.
      In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow methods. Those methods are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1997 and 1996. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

      Cash, Due From Banks, and Federal Funds Sold:

           The carrying amounts of cash, due from banks, and Federal funds sold approximates their fair value.

      Securities:

           Fair values for securities are based on quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

      Loans:

           For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow methods, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow methods or underlying collateral values.

      Deposits:

           The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow methods, using interest rates currently being offered on certificates.


              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

_________________________________________________________________


NOTE 11.   FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

      Other Borrowings:

           The fair values of the Company's other borrowings approximate their fair values.

      Accrued Interest:

           The carrying amounts of accrued interest approximate their fair values.

      Off-Balance Sheet Instruments:

           The fair values of the Company's off-balance-sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

           The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

                                December 31, 1997         December 31, 1996

                                Carrying      Fair        Carrying    Fair
                                 Amount       Value        Amount     Value
      Financial assets:
       Cash, due from banks,
        and Federal funds
        sold                    $5,888,017    $5,888,017  $466,097   $466,097
      Securities available-
       for sale                  2,029,491     2,029,491         -          -
      Loans                      6,045,022     6,074,230         -          -
      Accrued interest
       receivable                   50,686        50,686         -          -

      Financial liabilities:
       Deposits                 9,165,090      9,171,887         -          -
       Other borrowings            29,397         29,397   365,800    365,800
       Accrued interest
        payable                    18,343         18,343     1,438      1,438


              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

__________________________________________________________________


NOTE 12.   PARENT COMPANY FINANCIAL INFORMATION

      The following information presents the condensed balance sheets, statements of operations, and cash flows as of and for the year ended December 31, 1997 and period from March 15, 1996, date of inception, to December 31, 1996:


                      CONDENSED BALANCE SHEETS

                                                       1997       1996
              Assets
               Cash                                   $  949,360  $466,097
               Investment in subsidiary                6,146,672         -
               Other assets                               17,629   282,327

                 Total assets                         $7,113,661  $748,424

              Liabilities                             $        -  $843,202
              Stockholders' equity (deficit)           7,113,661  (94,778)

               Total liabilities and
                 stockholders' equity
                 (deficit)                            $7,113,661  $748,424





            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

__________________________________________________________________


NOTE 12.   PARENT COMPANY FINANCIAL INFORMATION (Continued)

                CONDENSED STATEMENTS OF OPERATIONS

                                                      1997       1996
              Income
               Interest                               $   50,079  $    461

              Expenses
               Salaries and benefits                      85,239    81,359
               Interest                                   11,514     4,522
               Amortization                                  930         -
               Other expenses                             32,514     9,368
                 Total expenses                          130,197    95,249

                 Loss before equity in loss of
                  subsidiary                            (80,118)  (94,788)

              Equity in loss of subsidiary             (258,080)         -

                  Net loss                            $(338,198) $(94,788)


              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

___________________________________________________________________


NOTE 12. PARENT COMPANY FINANCIAL INFORMATION (Continued)


               CONDENSED STATEMENTS OF CASH FLOWS

                                                      1997       1996
              OPERATING ACTIVITIES
               Net loss                               $(338,198) $(94,788)
               Adjustments to reconcile
                net loss to net cash
                provided by (used in)
                operating activities:
                  Amortization                               930         -
                  Loss of subsidiary                     258,080         -
                  Other operating activities             323,808 (103,404)

                 Net cash provided by
                 (used in) operating
                 activities                              244,620 (198,192)
              INVESTING ACTIVITIES
               Purchase of premises and equipment              - (166,121)
               Investment in subsidiary              (6,500,000)         -

               Net cash used in investing
                  activities                         (6,500,000) (166,121)

              FINANCING ACTIVITIES
               Proceeds (repayment)
                of other borrowings                    (365,800)   365,800
               Net proceeds from sale of
                common stock                           7,104,443   464,610

                 Net cash provided by financing
                  activities                           6,738,643   830,410

              Net increase in cash                       483,263   466,097

              Cash at beginning of period                466,097         -

              Cash at end of year                    $   949,360  $466,097
